Exhibit 4.4D
                                WAIVER AGREEMENT

            WAIVER AGREEMENT dated as of April 18, 2000, among: PATHMARK STORES, INC., a Delaware corporation (the "Borrower"); the Subsidiary Loan Parties identified under the caption "Subsidiary Loan Parties" on the signature pages hereto (the "Subsidiary Loan Parties" and together with the Borrower, the "Loan Parties"); and THE CHASE MANHATTAN BANK, as administrative agent for the below-referenced Lenders (in such capacity, the "Administrative Agent").

            The Borrower, certain lenders (the "Lenders"), the Administrative Agent and CIBC Inc. and First Union National Bank (as successor by acquisition to Corestates Bank, N.A.), as co-agents, are party to a Credit Agreement dated as of June 30, 1997 (as amended by Amendment No. 1 thereto dated as of November 27, 1998 and Amendment No. 2 thereto dated as of March 16, 1999, the "Credit Agreement"), providing for loans to be made by the Lenders in an aggregate principal amount up to but not exceeding $500,000,000.

            The Borrower and the Subsidiary Loan Parties have requested that the Administrative Agent and the Lenders waive compliance by the Borrower with certain of the provisions of the Credit Agreement and the Administrative Agent, having been previously authorized by Lenders constituting the "Required Lenders" under the Credit Agreement, is willing, on behalf of itself and the Lenders, to so agree on the terms and conditions provided below. Accordingly, the parties hereto agree as follows:

            Section 1. Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined therein. In addition, as used herein the following terms shall have the following meanings:

            "Budget" means the cash budget covering the Budget Period of expenditure items for which the Borrower desires that the proceeds of Loans under the Credit Agreement be available during the Budget Period, broken down by category of expenses on a week-by-week basis, which budget has been previously delivered to each of the Lenders and identified as the "Budget" for purposes of this Waiver Agreement.

            "Budget Period" means the period commencing on March 30, 2000 and ending on July 29, 2000.

            "Specified Period" means the period from and including the Specified Period Effective Date to but excluding the Specified Period Termination Date.

            "Specified Period Effective Date" means the date (not later than April 18, 2000) on which each of the conditions precedent set forth in
      Section 4 hereof shall have been satisfied (or if not satisfied, waived by the Administrative Agent and the Required Lenders).


                                Waiver Agreement

            "Specified Period Termination Date" has the meaning set forth in
      Section 5 hereof.

            "Specified Provisions" means (i) the obligation set forth in Section 5.01(a) of the Credit Agreement to deliver audited financial statements within 90 days after the end of each Fiscal Year (to the extent requiring that such financial statements be delivered without a "going concern" or like qualification or exception), (ii) the Payment Obligations covenant set forth in Section 5.05 of the Credit Agreement to the extent requiring payment of Material Indebtedness, (iii) the Leverage Ratio covenant set forth in Section 6.16 of the Credit Agreement, (iv) the Consolidated Interest and Rental Expense Coverage Ratio covenant set forth in Section
      6.17 of the Credit Agreement, (v) the Minimum Consolidated EBITDA covenant set forth in Section 6.18 of the Credit Agreement, (vi) the Senior Debt Leverage Ratio covenant set forth in Section 6.19 of the Credit Agreement and (vii) any Event of Default set forth in clauses (f) or (g) of Article VII of the Credit Agreement to the extent arising out of a failure to pay any Material Indebtedness (but not to the extent arising out of a declaration by any holder of Material Indebtedness that such Material Indebtedness is to become due and payable, or to the extent the Administrative Agent shall receive a notice of acceleration from any holder of such Material Indebtedness, or a trustee on behalf of any such holder).

            Section 2. Certain Matters Relating to Remedies; Applicable Rate.

            (a) Waiver in Respect of Specified Provisions. The Administrative Agent and the Lenders agree, on the terms and subject to the conditions hereof, during the Specified Period to waive compliance by the Borrower with the Specified Provisions. Notwithstanding such waiver, it is understood by the Borrower that the Administrative Agent and the Lenders retain the right to exercise, and have not waived, any rights or remedies with respect to any Default or Event of Default or any rights or remedies in respect thereof under the Credit Agreement or otherwise, other than with respect to the Events of Default arising out of the Specified Provisions. During the Specified Period (and thereafter), the Administrative Agent and the Lenders shall be permitted to exercise all of their rights and remedies under the Credit Agreement, except as may be expressly limited or otherwise provided in this Waiver Agreement.

            (b) Waiver of Certain Representations. The Administrative Agent and the Lenders agree that, during the Specified Period, Section 4.02 and clause (c) of Article VII of the Credit Agreement shall not apply to any representation or warranty made by the Borrower in Section 3.04(c) of the Credit Agreement.


                                Waiver Agreement

            (c) Applicable Rate. The Borrower agrees that, commencing on the Specified Period Effective Date, the "Applicable Rate" with respect to each Loan shall be 0.50% plus the Applicable Rate that would otherwise be applicable to such Loan under the Credit Agreement.

            Section 3. Representations and Warranties. Each Loan Party represents and warrants to the Lenders and the Administrative Agent that:

            (a) This Waiver Agreement is within each Loan Party's corporate or other powers, has been duly authorized by all necessary corporate or other action and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms.

            (b) Both immediately prior to the effectiveness of this Waiver Agreement and also after giving effect thereto, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties set forth in Article III of the Credit Agreement (other than in Section 3.04(c) thereof) are true and correct as if made on and as of the date hereof and as if each reference in said Article III to "this Agreement" or words of similar import included reference to the Credit Agreement as amended hereby (or, to the extent such representations and warranties are stated to have been made solely as of an earlier date, such representations and warranties were true and correct on and as of such earlier date).

            (c) The Budget is based upon good faith estimates and assumptions that are (and are believed by management of the Borrower to be) reasonable as of the date hereof. No Default or Event of Default other than the Events of Default referred to in the definition of "Specified Provisions" is anticipated to occur during the Specified Period.

            (d) The Credit Agreement and the other Loan Documents are legal, valid and binding obligations of each Loan Party party thereto, enforceable in accordance with their terms (and each Loan Party hereby reaffirms, reconfirms and restates, all such obligations to the Lenders and the Administrative Agent).

            (e) The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Waiver Agreement or included herein delivered pursuant hereto, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by the Borrower or any of its Subsidiaries to the Administrative Agent and the Lenders in connection with this Waiver Agreement and the Loan Documents and the transactions contemplated hereby and thereby will be true and correct in every material respect, or (in the case of


                                Waiver Agreement
      projections) based on reasonable estimates, on the date as of which such information is stated or certified.

            Section 4. Conditions Precedent. The waivers set forth in Section 2 above shall become effective, as of the Specified Period Effective Date, upon satisfaction of the following conditions (and any documents required to be delivered under this Section 4 shall be in form and substance satisfactory to the Administrative Agent):

            (a) Agreement. Receipt by the Administrative Agent of one or more counterparts of this Waiver Agreement, duly executed and delivered by the Borrower and each Subsidiary Loan Party (or other evidence satisfactory to the Administrative Agent of such execution and delivery).

            (b) Payment of Fees. Payment by the Borrower of (i) a waiver fee in such amount as the Borrower shall have agreed in writing to pay to the Lenders in connection herewith and (ii) all costs and other expenses of the Administrative Agent (including, but not limited to, the fees, expenses and costs of external legal counsel for the Administrative Agent in connection with the Credit Agreement and herewith) which the Borrower is obligated to pay pursuant to Section 9.03(a) of the Credit Agreement or otherwise, to the extent that written invoices therefor shall have been submitted to the Borrower.

            (c) Other Documents. Such other documents relating to the transactions contemplated hereby as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

            Section 5. Termination. The waivers set forth in Section 2 above shall terminate and be of no further force or effect on the date (the "Specified Period Termination Date") which is the earlier of:

            (a) July 29, 2000; and

            (b) the date the Administrative Agent gives notice to the Borrower (which notice shall be given by the Administrative Agent if so instructed by the Required Lenders) of the termination of the temporary waiver set forth in Section 2 above by reason of the occurrence of any one or more of the following events:

                  (i) a breach in any material respect by any of the Loan
            Parties of any of the representations or warranties set forth in this Waiver Agreement;

                  (ii) a breach by any of the Loan Parties of any of the
            certifications, covenants or other provisions set forth in this Waiver Agreement or in any officer's certificate delivered pursuant hereto;


                                Waiver Agreement

                  (iii) any Event of Default under the Credit Agreement, other than an Event of Default arising out of any Specified Provision, shall occur and be continuing; or

                  (iv) the Borrower shall have delivered a certificate pursuant to Section 6(a) hereof in connection with any borrowing, but shall not have applied the proceeds thereof to the expenditures, in the amounts and for the purposes, described in said certificate.

From and after the Specified Period Termination Date, the Administrative Agent and the Lenders shall be entitled to immediately exercise and enforce any and all rights and remedies available to the Administrative Agent and the Lenders as a consequence of the occurrence of any Event of Default arising out of any Specified Provision (or any other Event of Default) that has occurred prior to, during or after the Specified Period and is continuing.

            Section 6. Additional Covenants. Without prejudice to the covenants and agreements set forth in the Credit Agreement or the other Loan Documents, the Borrower covenants and agrees as follows:

            (a) Not later than 2 Business Days prior to any borrowing of a Revolving Loan during the Specified Period, the proceeds of which will be used in whole or in part to make expenditures that are of a type not expressly contemplated by the Budget and that will exceed $1,250,000 for the week in which such borrowing is to occur, the Borrower will deliver to the Administrative Agent evidence satisfactory to the Administrative Agent that, after making such borrowing (and taking into account the Borrower's good faith estimate of the net increase in aggregate borrowings to occur during such week) the aggregate unused Revolving Commitments will be at least equal to the amount set forth in Annex I opposite the respective week in which such borrowing is being made, together with a certificate of the chief financial officer of the Borrower setting forth in reasonable detail the proposed use of such proceeds and a calculation of such aggregate unused Revolving Commitment amount, it being understood that, unless the provisions of this paragraph (a) are satisfied with respect to each requested borrowing of a Revolving Loan during the Specified Period, the proceeds of which are to be applied as described above, the Lenders shall not be obligated to make such Loan anything in the Credit Agreement to the contrary notwithstanding; and

            (b) Not later than April 30, 2000, the Borrower shall relocate its concentration account to an account at The Chase Manhattan Bank, and shall execute and deliver such control agreements and other documents relating to such concentration account, and take such action as shall be necessary to perfect of the security interest of the Lenders therein, as the Administrative Agent shall request.


                                Waiver Agreement

            Section 7. Continuing Effect. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect, and all rights, powers and remedies of the Administrative Agent and the Lenders thereunder are hereby expressly reserved. Without in any way limiting the generality of the foregoing, the Borrower and the Subsidiary Loan Parties shall be liable in accordance with the Credit Agreement and the other Loan Documents for any and all sums and charges due pursuant thereto. The Borrower and the Subsidiary Loan Parties shall timely pay, during the Specified Period, all their respective obligations coming due and payable under the Credit Agreement and the other Loan Documents, including without limitation, as applicable, any interest, fees and the reimbursement of costs and expenses. Except to the extent expressly waived herein, the Borrower and the Subsidiary Loan Parties remain obligated by their respective representations, warranties, covenants and agreements, and by the other provisions set forth in the Credit Agreement and the other Loan Documents.

            Section 8. No Commitment or Waiver. Neither this Waiver Agreement nor any action or inaction on the part of the Administrative Agent or any of the Lenders shall be construed to constitute or represent (i) a commitment by the Administrative Agent or any Lender, either in their capacities under the Credit Agreement or in any other capacity, to restructure any Indebtedness of the Borrower, or (ii) an intention by the Administrative Agent, any Lender or the Borrower, either in their capacities under the Credit Agreement or in any other capacity, except as expressly provided in Section 2 above with respect to Specified Provisions, to waive, modify or, not exercise any of their rights, powers, privileges or remedies under the Credit Agreement, any other Loan Document or any other document or agreement, at law, in equity or otherwise, and each Loan Party acknowledges, agrees and confirms, except as expressly provided in Section 2 above with respect to the Specified Provisions, that no such commitment, waiver, modification or agreement not to exercise has been offered, granted, extended or agreed to by the Administrative Agent or the Lenders, either in their capacities under the Credit Agreement or in any other capacity. Nothing set forth in this Waiver Agreement shall be construed so as to require the Administrative Agent or the Lenders, either in their capacities under the Credit Agreement or in any other capacity, to agree to the terms of any modification proposed by the Borrower to the Credit Agreement or any other document or agreement to which the Administrative Agent or any Lender is a party.

            Section 9. Miscellaneous.

            9.01 Successors and Assigns; Benefit of Agreement. This Waiver Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Waiver Agreement is solely for the benefit of the signatories hereto (and their respective successors and assigns), and no other Person (including without limitation any other creditor of or claimant against any Loan Party) shall have any rights under, or because of the existence of, this Waiver Agreement.


                                Waiver Agreement

            9.02 Submission to Jurisdiction, Waiver of Jury Trial, Etc. Sections 9.09(b), (c) and (d) and 9.10 of the Credit Agreement and Sections 18 and 19 of the Guarantee Agreement are hereby incorporated by reference herein, as if set forth in full herein, mutatis mutandis, and as if each reference therein to "this Agreement" included reference to this Waiver Agreement.

            9.03. Remedies. No failure on the part of the Administrative Agent or the Lenders to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder or under the Credit Agreement or any other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent or the Lenders of any right, power or remedy hereunder, under the Credit Agreement or under any other Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

            9.04. Voluntary Agreement. Each Loan Party represents and warrants that it is represented by legal counsel of its choice, is fully aware of the terms contained in this Waiver Agreement and has voluntarily and without coercion or duress of any kind entered into this Waiver Agreement, and the documents and agreements executed and to be executed in connection with this Waiver Agreement.

            9.05. Further Assurances. Each Loan Party shall execute all additional documents and do all acts not specifically referred to herein which are reasonably necessary to fully effectuate the intent of this Waiver Agreement.

            9.06. Time of Essence. TIME IS STRICTLY OF THE ESSENCE OF THIS WAIVER AGREEMENT AND FULL AND COMPLETE PERFORMANCE OF EACH AND EVERY PROVISION HEREOF.

            9.07. Waiver and Release. No Loan Party has, and, in any event, each Loan Party hereby waives and releases, any claim, counterclaim, demand (other than notices required under the Loan Documents), action, defense or offset against any of its indebtedness and other obligations (and the enforcement thereof) under the Credit Agreement or the other Loan Documents or against the Administrative Agent or the Lenders or their respective employees, agents and representatives, by reason of any matter, cause or thing whatsoever occurring on or before the date hereof which relates or arises out of the Credit Agreement or the other Loan Documents or any obligations or responsibilities of the Lenders or the Administrative Agent under or in respect of the Credit Agreement, the other Loan Documents, or any credit heretofore extended to the Borrower thereunder. In addition, each Loan Party agrees not to commence, join in, assist, cooperate, prosecute or participate (other than as a defendant) in any suit or other proceeding in a position that is materially adverse to the Lenders or the Administrative Agent concerning matters within the scope of the waiver and release contained above. Each Loan Party hereby expressly acknowledges and agrees that nothing in this Waiver Agreement or in any document or instrument executed in connection with or pursuant to this Waiver Agreement shall constitute a satisfaction as to all or any portion of the Borrower's indebtedness or obligations


                                Waiver Agreement
under the Credit Agreement and the other Loan Documents. It is understood and agreed that the provisions of this Section 9.07 shall not be binding upon third parties, but shall be binding solely upon the Loan Parties and their respective successors and assigns.

            9.08. Severability. Any provision of this Waiver Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Waiver Agreement or affecting the validity or enforceability of any provisions of this Waiver Agreement in any other jurisdiction.

            9.09. Counterparts; Section Headings. This Waiver Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Waiver Agreement by signing any such counterpart. Section or other headings contained in this Waiver Agreement are for reference purposes only and shall not in any way effect the meaning or interpretation of this Waiver Agreement.

            9.10. Governing Law; Loan Document. This Waiver Agreement shall be governed by, and construed in accordance with, the law of the State of New York. This Waiver Agreement shall be considered a "Loan Document" for all purposes.


                                Waiver Agreement

            IN WITNESS WHEREOF, the parties hereto have caused this Waiver Agreement to be duly executed and delivered as of the day and year first above written.

                                    BORROWER

                                        PATHMARK STORES, INC.


                                        By /s/ Frank Vitrano
                                          --------------------------------------
                                          Title: Executive Vice President


                             SUBSIDIARY LOAN PARTIES

AAL REALTY CORP.                        BRIDGE STUART, INC.


By /s/ Frank Vitrano                    By /s/ Frank Vitrano
  ---------------------------------       --------------------------------------
  Title: Executive Vice President         Title: Executive Vice President


BUCKS STUART, INC.                      GAW PROPERTIES CORP.


By /s/ Frank Vitrano                    By /s/ Frank Vitrano
  ---------------------------------       --------------------------------------
  Title: Executive Vice President         Title: Executive Vice President


PATHMARK RISK MANAGEMENT CORP.          PAULS TRUCKING CORP.


By /s/ Frank Vitrano                    By /s/ Frank Vitrano
  ---------------------------------       --------------------------------------
  Title: Executive Vice President         Title: Executive Vice President

                                Waiver Agreement

PLAINBRIDGE, INC.


By /s/ Frank Vitrano
  ---------------------------------
  Title: Executive Vice President


                              ADMINISTRATIVE AGENT


                                        THE CHASE MANHATTAN BANK,
                                          as Administrative Agent


                                        By /s/ Barry K. Bergman
                                          -----------------------------
                                          Title: Vice President


                                Waiver Agreement

                                                                         ANNEX I

                       Minimum Weekly Availability Amounts

Week Ending                                           Minimum Amount
-----------                                           --------------

April 8, 2000                                          $90,213,000
April 15, 2000                                         $84,727,000
April 22, 2000                                         $89,209,000
April 29, 2000                                         $75,496,000

May 6, 2000                                            $70,661,000
May 13, 2000                                           $76,642,000
May 20, 2000                                           $69,842,000
May 27, 2000                                           $67,427,000

June 3, 2000                                           $62,831,000
June 10, 2000                                          $73,239,000
June 17, 2000                                          $77,702,000
June 24, 2000                                          $74,438,000

July 1, 2000                                           $71,823,000
July 8, 2000                                           $75,231,000
July 15, 2000                                          $87,073,000
July 22, 2000                                          $79,983,000
July 29, 2000                                          $75,755,000


                                Waiver Agreement